UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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COLONIAL PROPERTIES TRUST

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The following information was included in a Current Report on Form 8-K filed by Colonial Properties Trust on June 6, 2013:

Approval of Severance Payments to Certain Executive Officers

As previously disclosed, on June 3, 2013, Colonial Properties Trust, an Alabama real estate investment trust (the “Trust”), Colonial Realty Limited Partnership, a Delaware limited partnership (the “Colonial LP”), Mid-America Apartment Communities, Inc., a Tennessee corporation (“MAA”), Mid-America Apartments, L.P., a Tennessee limited partnership (the “MAA Operating Partnership”), and Martha Merger Sub, L.P., a Delaware limited partnership and indirect wholly-owned subsidiary of MAA Operating Partnership (“OP Merger Sub”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides for the merger of the Trust with and into MAA (the “Parent Merger”), with MAA continuing as the surviving corporation, and the merger of Colonial LP with and into OP Merger Sub (the “Partnership Merger” and together with the Parent Merger, the “Mergers”), with Colonial LP continuing as the surviving entity and an indirect wholly-owned subsidiary of MAA Operating Partnership after the Mergers. In connection with the proposed Mergers, on June 2, 2013, the Executive Compensation Committee (the “Compensation Committee”) of the Board of Trustees of the Trust (the “Board”) approved certain severance payments payable to (1) Thomas M. Lowder, our Chairman and Chief Executive Officer, (2) Paul F. Earle, our Chief Operating Officer, (3) John P. Rigrish, our Chief Administrative Officer and Corporate Secretary, and (4) Bradley P. Sandidge, our Executive Vice President – Accounting, and Interim Chief Financial Officer (each, an “Executive Officer,” and collectively, the “Executive Officers”).

Thomas M. Lowder

In the event that Mr. Lowder is terminated by the Trust upon the consummation of the Parent Merger (the “Closing”) and provided that he is continuously employed by the Trust through the Closing, Mr. Lowder will receive a severance payment equal to two times the average annual incentive compensation paid to him for the three completed fiscal years immediately preceding the Closing. Such severance payment will be payable in a lump sum payment of cash on or shortly after the Closing. Such severance payment will be payable in addition to any payments that Mr. Lowder would receive under his existing Non-Competition Agreement with Colonial Realty Limited Partnership and the Trust, entered into as of May 4, 2007, a copy of which was filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Trust’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

Paul F. Earle and John P. Rigrish

In the event that Mr. Earle or Mr. Rigrish, as applicable, is terminated by the Trust upon the Closing and provided that such Executive Officer is continuously employed by the Trust through the Closing, such Executive Officer will receive a severance payment equal to one and one-half times the sum of (1) the applicable Executive Officer’s annual base salary in effect on the date of the Closing, plus (2) the average annual incentive compensation paid to the applicable Executive Officer for the three completed fiscal years immediately preceding the Closing. Such severance payment will be payable in a lump sum payment of cash on or shortly after the Closing.

Bradley P. Sandidge

In the event that Mr. Sandidge is terminated by the Trust upon the Closing and provided that he is continuously employed by the Trust through the Closing, Mr. Sandidge will receive a severance payment equal to one times the sum of (1) his annual base salary in effect on the date of the Closing, plus (2) the average annual incentive compensation paid to him for the three completed fiscal years immediately preceding the Closing. Such severance payment will be payable in a lump sum payment of cash on or shortly after the Closing.

In addition to the severance payments described above, each Executive Officer who is terminated by the Trust effective upon the Closing, provided that such Executive Officer is continuously employed by the Trust through the Closing, will receive a payment with respect to any unused vacation on or shortly after the Closing.

Approval of Pro-Rata Annual Incentive Payments

The Compensation Committee previously adopted an annual incentive plan for 2013 (the “2013 Annual Incentive Plan”) to provide for the award of 2013 incentive payments upon the achievement of specified performance goals and business criteria to the Trust’s eligible employees, including the Executive Officers. The 2013 Annual Incentive Plan was approved by the Compensation Committee and was described in the Trust’s Current Report on Form 8-K filed with the SEC on January 29, 2013 and was modified by the Compensation Committee and described in the Trust’s Current Report on Form 8-K filed with the SEC on April 29, 2013 (together, the “Prior 8-K Filings”).

In connection with the proposed Mergers, on June 2, 2013, the Compensation Committee approved the payment to eligible employees, including the Executive Officers, of a pro-rata portion of the employee’s annual incentive under the 2013 Annual Incentive Plan if the employee is terminated by the Trust upon the Closing and provided that such employee is continuously employed by the Trust through the Closing. The Compensation Committee plans to certify the Trust’s achievement as compared to the performance goals specified in the 2013 Annual Incentive Plan prior to the Closing and plans to determine the amount of the pro-rata annual incentive payments based on such achievement. The pro-rata annual incentive payments will be payable in a lump sum payment of cash on or shortly after the Closing. If the Closing does not occur during calendar year 2013, the 2013 Annual Incentive Plan will continue in accordance with its terms.

For a description of the other principal terms of the 2013 Annual Incentive Plan, which remain unchanged, please refer to the Prior 8-K Filings.

Treatment of Restricted Shares and Options

The Compensation Committee also approved the following treatment of restricted shares and options granted under the Trust’s 2008 Omnibus Incentive Plan, as amended (the “2008 Plan”), in connection with the Mergers.

If an eligible employee’s (including an Executive Officer’s) employment is terminated by the Trust upon the Closing, all restricted shares held by such employee will accelerate in full immediately prior to the Closing. In addition, all outstanding options held by such eligible employees will accelerate in full 15 days prior to the anticipated date of the Closing and will remain exercisable for such 15-day period. Any exercise of an option by an eligible employee during such period will be conditioned upon the consummation of the Parent Merger, the termination of the eligible employee’s employment upon the Closing, and the continuous employment of the eligible employee with the Trust through the Closing, with any such exercise effective immediately prior to the Closing.

Under the terms of the Merger Agreement, outstanding options and restricted shares will be assumed by MAA in connection with the Mergers and will continue to vest in accordance with their terms. The Compensation Committee provided that in the event that a remaining eligible employee’s (including an Executive Officer’s) employment is terminated by the Trust (or by the successor entity in the Mergers) without “cause” or the employee resigns for “good reason,” within one year following the Closing, the option or restricted shares held by such eligible employee will become fully vested and each such option may be exercised in full for the one-year period immediately following the effective date of such termination or, if earlier, the date the option terminates in accordance with its terms.

“Cause,” is defined in the 2008 Plan as follows (unless the applicable award agreement contains a different definition): (1) gross negligence or willful misconduct in connection with the performance of duties; (2) conviction of a criminal offense (other than minor traffic offenses); or (3) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements. None of the award agreements for Officers under the 2008 Plan contain a different definition of “cause.” The Compensation Committee determined that “good reason,” means the occurrence of any of the following events with respect to the employee: (1) a material, adverse alteration in the employee’s title or responsibilities from those in effect immediately prior to the Closing; (2) a material reduction in the employee’s base salary and annual target bonus opportunity as of immediately prior to the Closing; or (3) the relocation of the employee’s principal place of employment to a location more than 35 miles from the employee’s principal place of employment as of the Closing or the Trust’s (or the successor entity’s) requiring the employee to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Trust’s (or the successor entity’s) business to an extent substantially consistent with the employee’s business travel obligations as of immediately prior to the Closing. To qualify as a resignation for “good reason” the employee must provide notice to the Trust (or the successor entity) of any of the foregoing occurrences within 90 days of the initial occurrence, the Trust (or the successor entity) will have 30 days to remedy such occurrence, and the employee’s employment must terminate within 30 days after the end of such 30-day cure period.

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Additional Information About This Transaction:

In connection with the proposed transaction, MAA expects to file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of MAA and the Trust that also constitutes a prospectus of MAA. MAA and the Trust also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the joint proxy statement/prospectus (if and when it becomes available) and other relevant documents filed by MAA and the Trust with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by MAA with the SEC will be available free of charge on MAA’s website at www.maac.com or by contacting MAA Investor Relations at 901-682-6600. Copies of the documents filed by the Trust with the SEC will be available free of charge on the Trust’s website at www.colonialprop.com or by contacting the Trust’s Investor Relations at 205-250-8700.

MAA and the Trust and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about MAA’s executive officers and directors in MAA’s definitive proxy statement filed with the SEC on March 22, 2013. You can find information about the Trust’s executive officers and directors in the Trust’s definitive proxy statement filed with the SEC on March 13, 2013. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents from MAA or the Trust using the sources indicated above.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.